Exhibit 99.1

Delek Logistics Partners, LP Reports First Quarter 2018 Results

•	Declared quarterly distribution of $0.75 per limited partner unit; increased by 8.7 percent year-over-year

•	Reported first quarter 2018 net cash from operating activities of $23.7 million and distributable cash flow of $27.3 million

•	Distributable cash flow coverage ratio for the first quarter 2018 was 1.14x

•	Acquired Big Spring logistics assets from Delek US with $40 million of forecasted annual EBITDA closed effective March 1

BRENTWOOD, Tenn., May 7, 2018 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2018. For the three months ended March 31, 2018, Delek Logistics reported net income attributable to all partners of $20.0 million, or $0.59 per diluted common limited partner unit. This compares to net income attributable to all partners of $14.6 million, or $0.43 per diluted common limited partner unit, in the first quarter 2017. Distributable cash flow was $27.3 million in the first quarter 2018, compared to $18.4 million in the prior-year period.

For the first quarter 2018, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $34.7 million compared to $23.9 million in the prior-year period. The contribution from the Big Spring logistics assets, higher gross margin per barrel in west Texas, improved performance from the Paline Pipeline and the East Texas marketing agreement were the primary factors in the year-over-year increase.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "During the first quarter, we achieved our highest quarterly EBITDA to date and our distributable cash flow coverage ratio was 1.14x, which was an improvement on a sequential and year-over-year basis. As of March 31, 2018, we had $205.3 million of capacity on our credit facility, following the completion of the Big Spring logistics acquisition. Our financial position supported the 8.7 percent year-over-year increase in our declared first quarter distribution."

Yemin concluded, "With the addition of the Big Spring logistics assets and expansion of the Paline pipeline to 42,000 barrels per day in March, we have created additional growth for Delek Logistics. Work continues on the announced joint venture with Green Plains Partners and its proposed purchase of two light product terminals from an affiliate of American Midstream as we move through the regulatory process. We continue to explore potential opportunities, including ways to partner with Delek US and third party growth options to create long-term value for our unit holders. We anticipate that the financial flexibility provided by our balance sheet and our focus on growth initiatives should support a distribution per limited partner unit increase of at least 10% annually through 2019."

Big Spring Logistics Asset Acquisition
The acquisition of the Big Spring logistics assets was effective March 1, 2018. These assets consist of storage tanks, salt wells and products terminals and a new marketing agreement associated with Delek US' Big Spring, Texas refinery. The expected annual EBITDA is approximately $40.2 million and the purchase price was $315.0 million, which equates to a 7.8x EBITDA multiple. This transaction was financed through a combination of cash on hand and borrowings on the revolving credit facility.

This acquisition includes the following assets and agreements:

Storage tanks and salt wells - Approximately 3.0 million barrels of aggregate shell capacity, consisting of 75 tanks, 4 salt wells and ancillary assets, including piping and pumps located at the refinery and at Duncan, Oklahoma.

Products terminals - An asphalt terminal that operated at 3,900 barrels per day during the second half of 2017 and a light products terminal with 54,000 barrels per day throughput capacity, which operated at 28,000 barrels per day during the second half of 2017.

Marketing agreement - A new wholesale marketing agreement under which Delek Logistics provides services necessary to market various refinery products produced at Delek US' Big Spring refinery. During the second half of 2017, total sales volume for products covered by this agreement was approximately 74,700 barrels per day.

Distribution and Liquidity
On April 26, 2018, Delek Logistics declared a quarterly cash distribution for the first quarter of $0.75 per limited partner unit, which equates to $3.00 per limited partner unit on an annualized basis. This distribution will be paid on May 15, 2018 to unitholders of record on May 7, 2018. This represents a 3.4 percent increase from the fourth quarter 2017 distribution of $0.725 per limited partner unit, or $2.90 per limited partner unit on an annualized basis, and an 8.7 percent increase over Delek Logistics’ first quarter 2017 distribution of $0.69 per limited partner unit, or $2.76 per limited partner unit annualized. For the first quarter 2018, the total cash distribution declared to all partners, including IDRs, was approximately $24.0 million. Based on the declared distribution for the first quarter 2018, the distributable cash flow coverage ratio for the first quarter was 1.14x.

As of March 31, 2018, Delek Logistics had total debt of approximately $737.7 million and cash of $4.8 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was $205.3 million. The total leverage ratio for the first quarter 2018 was approximately 4.6 times, which is within the current requirements of the maximum allowable leverage of 5.5 times.

Financial Results
Revenue for the first quarter 2018 was $167.9 million compared to $129.5 million in the prior year period. The increase in revenue is primarily due to higher sales prices in the west Texas wholesale business and the completion of the Big Spring acquisition effective March 1, 2018. Total operating expenses were $12.6 million in the first quarter 2018, compared to $10.4 million in the first quarter 2017. This increase was primarily due to the contribution from the Big Spring acquisition and variable expenses. Total segment contribution margin was $36.3 million in the first quarter 2018 compared to $26.5 million in the first quarter 2017. General and administrative expenses were $3.0 million for the first quarter 2018, compared to $2.8 million in the prior year period.

Pipelines and Transportation Segment
Contribution margin in the first quarter 2018 was $19.7 million compared to $16.1 million in the first quarter 2017. This change was primarily due to the contribution from the Big Spring acquisition, combined with improved performance from the Paline Pipeline and Lion Pipeline system. These year-over-year improvements were partially offset by lower results from the SALA pipeline system. Operating expenses were $9.6 million in the first quarter 2017 compared to $8.2 million in the prior year period primarily due to the acquisition in March 2018 and variable costs.

Wholesale Marketing and Terminalling Segment
During the first quarter 2018, contribution margin was $16.7 million, compared to $10.4 million in the first quarter 2017. This increase was primarily due to improved performance in the west Texas wholesale operations, the contribution from the Big Spring acquisition, and East Texas marketing agreement on a year-over-year basis. Operating expenses increased to $3.0 million in the first quarter 2018, compared to $2.2 million in the prior year period primarily due to the acquisition in March 2018.

In the west Texas wholesale business, average throughput in the first quarter 2018 was 15,942 barrels per day compared to 14,467 barrels per day in the first quarter 2017. The wholesale gross margin in west Texas increased year-over-year to $5.16 per barrel and included approximately $1.2 million, or $0.81 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the first quarter 2017, the wholesale gross margin was $2.72 per barrel and included $1.1 million from RINs, or $0.86 per barrel. On a year-over-year basis, continued growth in drilling activity in the Permian Basin increased fuel demand and improved the supply/demand balance, which led to improved performance in the west Texas wholesale business.

Average terminalling throughput volume of 143,476 barrels per day during the quarter increased on a year-over-year basis from 114,900 barrels per day in the first quarter 2017 primarily due to higher throughput at the Tyler, Texas terminal and the addition of the Big Spring terminal. During the first quarter 2018, average volume under the East Texas marketing agreement with Delek US was 73,244 barrels per day compared to 63,396 barrels per day during the first quarter 2017.

First Quarter 2018 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2018 results on Tuesday, May 8, 2018 at 7:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 8, 2018 by dialing (855) 859-2056, passcode 5745908. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) first quarter 2018 earnings conference call on Tuesday, May 8, 2018 at 9:00 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate,

acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek to successfully integrate the businesses of Delek and Alon USA Energy, Inc., to grow as expected and realize the synergies and the other anticipated benefits of its merger with Alon, which became effective as of July 1, 2017, as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; expected EBITDA from the Big Spring logistics assets and new marketing agreement; the ability of the newly formed joint venture with Green Plains Partners LP to acquire additional assets, the amount and timing of such acquisition, and the potential benefits therefrom; expansion of the Paline Pipeline and potential benefits therefrom; distributions and the amounts and timing thereof; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; distribution growth of 10% or at all; and safe, continued and reliable operations. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Non-GAAP Disclosures:
EBITDA (defined as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets which is included as a component of net sales in our accompanying condensed consolidated statements of income), distributable cash flow and distributable cash flow coverage ratio are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, distributable cash flow and distributable cash flow coverage ratio have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Also, please see the accompanying table providing the calculation of distributable cash flow coverage ratio.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	March 31,	December 31,
	2018	2017

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,787	$4,675
Accounts receivable	25,365	23,013
Accounts receivable from related parties	16,995	1,124
Inventory	13,116	20,855
Other current assets	545	783
Total current assets	60,808	50,450
Property, plant and equipment:
Property, plant and equipment	445,235	367,179
Less: accumulated depreciation	(120,918)	(112,111)
Property, plant and equipment, net	324,317	255,068
Equity method investments	105,630	106,465
Goodwill	12,203	12,203
Intangible assets, net	159,446	15,917
Other non-current assets	3,542	3,427
Total assets	$665,946	$443,530
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$19,717	$19,147
Excise and other taxes payable	5,373	4,700
Tank inspection liabilities	902	902
Pipeline release liabilities	1,087	1,000
Accrued expenses and other current liabilities	10,790	6,033
Total current liabilities	37,869	31,782
Non-current liabilities:
Long-term debt	737,694	422,649
Asset retirement obligations	4,910	4,064
Other non-current liabilities	16,119	14,260
Total non-current liabilities	758,723	440,973
Total liabilities	796,592	472,755
Deficit:
Common unitholders - public; 9,088,587 units issued and outstanding at March 31, 2018 (9,088,587 at December 31, 2017)	173,197	174,378
Common unitholders - Delek; 15,294,046 units issued and outstanding at March 31, 2018 (15,294,046 at December 31, 2017)	(296,015)	(197,206)
General partner - 497,604 units issued and outstanding at March 31, 2018 (497,604 at December 31, 2017)	(7,828)	(6,397)
Total deficit	(130,646)	(29,225)
Total liabilities and deficit	$665,946	$443,530

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,

	2018	2017

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$61,644	$36,619
Third-party	106,277	92,854
Net sales	167,921	129,473
Operating costs and expenses:
Cost of goods sold	119,032	92,590
Operating expenses	12,577	10,358
General and administrative expenses	2,975	2,848
Depreciation and amortization	6,000	5,193
Loss on asset disposals	60	12
Total operating costs and expenses	140,644	111,001
Operating income	27,277	18,472
Interest expense, net	8,062	4,071
Income from equity method investments	(858)	(245)
Income before income tax expense	20,073	14,646
Income tax expense	78	51
Net income attributable to partners	$19,995	$14,595
Comprehensive income attributable to partners	$19,995	$14,595

Less: General partner's interest in net income, including incentive distribution rights	5,630	4,109
Limited partners' interest in net income	$14,365	$10,486

Net income per limited partner unit:
Common units - (basic)	$0.59	$0.43
Common units - (diluted)	$0.59	$0.43

Weighted average limited partner units outstanding:
Common units - basic	24,382,633	24,328,607
Common units - diluted	24,393,746	24,380,770

Cash distribution per limited partner unit	$0.75	$0.69

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2018	2017

Cash Flow Data
Operating activities	$23,656	$23,474
Investing activities	(219,097)	(5,414)
Financing activities	195,553	(18,086)
Net increase (decrease)	$112	$(26)

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended March 31,
($ in thousands)	2018	2017
Reconciliation of net income to EBITDA:
Net income	$19,995	$14,595
Add:
Income tax expense	78	51
Depreciation and amortization	6,000	5,193
Amortization of customer contract intangible assets	601	—
Interest expense, net	8,062	4,071
EBITDA	$34,736	$23,910

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$23,656	$23,474
Changes in assets and liabilities	3,706	(3,562)
Maintenance and regulatory capital expenditures	(324)	(2,243)
Reimbursement from Delek for capital expenditures	391	878
Accretion of asset retirement obligations	(78)	(73)
Deferred income taxes	—	(25)
Gain on asset disposals	(60)	(12)
Distributable Cash Flow	$27,291	$18,437

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended March 31,
Distributions to partners of Delek Logistics, LP	2018	2017
Limited partners' distribution on common units	$18,287	$16,787
General partner's distributions	373	342
General partner's incentive distribution rights	5,337	3,895
Total distributions to be paid	$23,997	$21,024

Distributable cash flow	$27,291	$18,437
Distributable cash flow coverage ratio (1)	1.14x	0.88x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

Delek Logistics Partners, LP
Segment Data (unaudited)

(In thousands)	Three Months Ended
	March 31,
	2018	2017
Pipelines and Transportation
Net sales:
Affiliate	$29,462	$26,500
Third party	4,251	2,177
Total pipelines and transportation	33,713	28,677
Operating costs and expenses:
Cost of goods sold	4,441	4,405
Operating expenses	9,622	8,155
Segment contribution margin	$19,650	$16,117
Total Assets	$417,781	$338,072

Wholesale Marketing and Terminalling
Net sales:
Affiliate	$32,182	$10,119
Third party	102,026	90,677
Total wholesale marketing and terminalling	134,208	100,796
Operating costs and expenses:
Cost of goods sold	114,591	88,185
Operating expenses	2,955	2,203
Segment contribution margin	$16,662	$10,408
Total Assets	$248,165	$75,531

Consolidated
Net sales:
Affiliate	$61,644	$36,619
Third party	106,277	92,854
Total consolidated	167,921	129,473
Operating costs and expenses:
Cost of goods sold	119,032	92,590
Operating expenses	12,577	10,358
Contribution margin	36,312	26,525
General and administrative expenses	2,975	2,848
Depreciation and amortization	6,000	5,193
(Gain) on asset disposals	60	12
Operating income	$27,277	$18,472
Total Assets	$665,946	$413,603

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended March 31,
Pipelines and Transportation	2018	2017
Maintenance capital spending	$517	$1,688
Discretionary capital spending	891	449
Segment capital spending	$1,408	$2,137
Wholesale Marketing and Terminalling
Maintenance capital spending	$202	$203
Discretionary capital spending	587	451
Segment capital spending	$789	$654
Consolidated
Maintenance capital spending	$719	$1,891
Discretionary capital spending	1,478	900
Total capital spending	$2,197	$2,791

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended March 31,
	2018	2017
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	54,728	58,744
Refined products pipelines	49,754	51,355
SALA Gathering System	16,672	16,531
East Texas Crude Logistics System	18,062	16,176

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	73,244	63,396
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	75,139	—
West Texas marketing throughputs (average bpd)	15,942	14,467
West Texas marketing margin per barrel	$5.16	$2.72
Terminalling throughputs (average bpd) (3)	143,476	114,900
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the three months ended March 31, 2018 are for the 31 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal are for the 31 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the three months ended March 31, 2018 was 11.3 million barrels, which averaged 125,639 bpd for the 90 day period.

Big Spring Logistics Acquisition and Marketing Agreement
Reconciliation of Forecasted Annualized EBITDA to Forecasted Net Income

($ in thousands)	Tanks, Terminals and Marketing Agreement

Forecasted Net income	$13,300
Add:
Income tax expense	—
Depreciation and amortization	5,100
Amortization of customer contract intangible assets	7,200
Interest expense, net	14,600
Forecasted EBITDA	$40,200

Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366